UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 24, 2016

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	000-55442	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(510) 984-1761

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 24, 2016, the compensation committee (the “Compensation Committee”) of the Board of Directors of Ekso Bionics Holdings, Inc. (the “Company”) approved a short term incentive plan (the “Plan”), which is designed to provide cash bonus awards to the Company’s executive officers based on the achievement of goals related to corporate performance in 2016.

The amount of the cash bonus that any executive officer is eligible to receive is based on a predetermined target percent of base salary. For Thomas Looby, our Chief Executive Officer, the annual cash incentive award target level is 50% of his annual base salary for 2016. For Max Scheder-Bieschin, our Chief Financial Officer, the annual cash incentive award target level is 40% of his annual base salary for 2016. For Russ Angold, President of Ekso Labs, the annual cash incentive award target level is 30% of his annual base salary for 2016.

Payment of cash bonuses under the Plan is based upon achievement of the performance criteria described below, which are weighted from 0-100% in relative allocation. The following is a description of the 2016 corporate goals:

•	Strategic Goals are based on Company objectives related to strategic planning and financing initiatives.

•	Medical Goals are based on Company objectives related to the Company’s clinical studies, product development and medical units sold.

•	Industrial Goals are based on Company objectives related to revenue from the Company’s industrial business.

For each performance criteria, the Compensation Committee established target levels of performance to earn 100% of the portion of the bonus allocated to the achievement of the performance criteria. In addition, in order to encourage the executive officers to exceed the target performance related to the Strategic Goals, the Compensation Committee also set a maximum level of performance for the Strategic Goals to earn 150% of the portion of the bonus allocated to the achievement of the Strategic Goals. In determining whether the Company’s corporate goals have been achieved, the Compensation Committee may consider any factors and achievements it considers appropriate.

For each of Messrs. Looby and Scheder-Bieschin, the strategic goals and medical goals together represent 85% of the target potential 2016 cash bonus award, and the industrial goals represent 15% of the target potential 2016 cash bonus award. For Mr. Angold, the strategic and medical goals together represent 50% of the target potential 2016 cash bonus and the industrial goals represent 50% of the target potential 2016 cash bonus award.

Following completion of the fiscal year ending December 31, 2016, the Compensation Committee will evaluate the performance of the Company and each executive officer against the 2016 corporate goals and will determine the annual cash incentive awards, if any, to be granted to the executive officers. The Compensation Committee has the authority to make discretionary adjustments to the annual cash incentive program, including the ability to make additional awards based on the Company’s executive officers’ performance and to modify the corporate and individual performance targets and to increase or decrease the level of awards that the Company’s executive officers receive in conjunction with their performance against the targets and also based upon the Company’s cash resources as of December 31, 2016 and as of the date of the payment of the annual cash incentive awards.

Item 5.07	Submission of Matter to a Vote of Security Holders

The following provides a summary of votes cast for the proposals on which the stockholders of the Company voted at the annual meeting of stockholders held on May 24, 2016 (the “Annual Meeting”):

Proposal 1. The election of seven directors to serve until the next annual meeting of stockholders and the election of their successors.

Director Nominee	For	Withheld	Broker Non-Votes
Steven Sherman	26,898,713	5,158,823	34,057,300
Thomas Looby	31,693,008	364,528	34,057,300
Daniel Boren	30,476,988	1,580,548	34,057,300
Marilyn Hamilton	30,509,140	1,548,396	34,057,300
Jack Peurach	30,402,758	1,654,778	34,057,300
Stanley Stern	30,483,726	1,573,810	34,057,300
Amy Wendell	30,452,670	1,604,866	34,057,300

Proposal 2. The ratification of the appointment of OUM & Co., LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

For	Against	Abstain	Broker Non-Votes
64,588,514	847,308	679,014	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Max Scheder-Bieschin
Name:	Max Scheder-Bieschin
Title:	Chief Financial Officer

Dated: May 31, 2016